UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

The Timken Company

(Exact name of registrant as specified in its charter)

Ohio	34-0577130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Mount Pleasant Street NW North Canton, Ohio	44720-5450
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
4.125% Senior Notes due 2034	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-258382

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Timken Company (the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement, dated May 16, 2024 (the “Prospectus Supplement”) and the accompanying prospectus, dated August 2, 2021 (the “Base Prospectus”), contained in the Registrant’s effective Registration Statement on Form S-3 (Registration No. 333-258382), which Registration Statement was filed with the Commission on August 2, 2021, relating to the securities to be registered hereunder. The Prospectus Supplement relates to €600 million aggregate principal amount of 4.125% Senior Notes due 2034 (the “Notes”) issued by the Registrant. The Registrant incorporates by reference the Base Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

The descriptions under the heading “Description of notes” in the Prospectus Supplement and “Description of debt securities” in the Base Prospectus are incorporated by reference herein. Copies of such descriptions have been filed with The New York Stock Exchange.

Item 2. Exhibits.

4.1

Indenture, dated as of March 28, 2022, by and between The Timken Company and U.S. Bank Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to The Timken Company’s Current Report on Form 8-K (File No. 1-1169), filed on March 28, 2022).

4.2

Second Supplemental Indenture, dated as of May 23, 2024, by and between The Timken Company and U.S. Bank Trust Company, National Association, as Trustee (including Form of Note) (incorporated by reference to Exhibit 4.1 to The Timken Company’s Current Report on Form 8-K (File No. 1-1169), filed on May 23, 2024).

4.3	Form of 4.125% Notes due 2034 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Timken Company

By:	/s/ Philip D. Fracassa
	Name:	Philip D. Fracassa
	Title:	Executive Vice President and Chief
Financial Officer

Date: May 23, 2024